UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
—————————
FORM 8‑K
—————————
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2016
—————————
National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001‑37351	46-5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 DTC Parkway, Suite 200 Greenwood Village, Colorado, 80111 (Address of principal executive offices)

(720) 630-2600
(Registrant's telephone number, including area code)
—————————
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))755000-4-2884-v0.3

☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
—————————

Item 1.01.    Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 is incorporated herein by reference.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 1, 2016, pursuant to a partial exercise by NSA OP, LP (the "Operating Partnership") of its expansion option under its amended and restated credit agreement dated as of May 6, 2016 (as amended, the "Credit Agreement"), the Operating Partnership, as borrower, certain of its subsidiaries that are party to the Credit Agreement, as subsidiary guarantors, and National Storage Affiliates Trust (the "Company"), as parent guarantor, entered into an increase agreement (the "Increase Agreement") with KeyBank National Association, as Administrative Agent (the "Administrative Agent"), and KeyBank National Association and PNC Bank, National Association, as the increase lenders, to increase the total borrowing capacity under the revolving line of credit (the "Revolver") by $50.0 million for a total credit facility of $725.0 million consisting of three components: (i) the Revolver, which now provides for a total borrowing commitment of up to $400.0 million, (ii) a $225.0 million tranche A term loan facility, and (iii) a $100.0 million tranche B term loan facility. The Operating Partnership continues to have an expansion option under the Credit Agreement, which, if exercised in full, would provide for a total credit facility of $1.0 billion.
Other than the increase in Revolver commitments described above, the Increase Agreement did not impact or amend the Credit Agreement's previously disclosed terms, including its covenants, events of default, or terms of payment.
The description above is only a summary of the material provisions of the Increase Agreement and is qualified in its entirety by reference to a copy of the Increase Agreement, which will be filed with the Company's next annual report on Form 10-K. The Credit Agreement was filed on August 9, 2016 as Exhibit 10.3 to the Company's quarterly report on Form 10-Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Storage Affiliates Trust

By:	/s/ TAMARA D. FISCHER
Tamara D. Fischer
Executive Vice President and Chief Financial Officer

Date: December 7, 2016